Exhibit 99.2

NOTICE OF GRANT OF NON-QUALIFIED STOCK OPTION AWARD

CHEMBIO DIAGNOSTICS, INC.

For Good and Valuable Consideration, Chembio Diagnostics, Inc. (the “Company”) hereby grants to the Grantee designated in this Notice of Grant of Non-qualified Stock Option Award (this “Notice”) an option (the “Option”) to purchase the number of shares of the Common Stock of the Company set forth in this Notice (the “Shares”), subject to the terms and conditions outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Stock Option Award (the “Terms”). The Option is being granted to the Grantee as an “employment inducement award” under Nasdaq Listing Rule 5635(c)(4), outside of the Company’s 2019 Omnibus Incentive Plan (the “Plan”). Notwithstanding that the Option is being granted outside of the Plan, the Option will be governed in a manner consistent with the terms and conditions of the Plan. When used in this Notice or the Terms, terms defined in the Plan shall have the meanings given to them in the Plan, as modified herein.

Grantee: Lawrence J. Steenvoorden	Type of Award: Non-qualified Stock Option
Exercise Price: $1.12 per Share	Grant Date: January 5, 2022
Total Number of Shares Granted: 300,000	Expiration Date: January 5, 2029

Vesting Schedule:

The Option shall vest and become exercisable, in accordance with the following schedule, in the event the Grantee does not have a Separation from Service prior to the applicable vesting date: The Shares shall vest and become exercisable in four equal installments as of the first, second, third and fourth anniversaries of the Grant Date, except that vesting will accelerate in full upon (a) the termination of the Grantee’s employment by the Company without Cause (as defined in the Employment Agreement), the termination of the Grantee’s employment by the Grantee for Good Reason (as defined in the Employment Agreement) or the expiration of the Term (as defined in the Employment Agreement) upon notice of nonrenewal delivered by the Company, in each of the foregoing cases within twelve months following a Change in Control (as defined in the Employment Agreement) or (b) the death or Permanent Disability (as defined in the Employment Agreement). For purposes of this paragraph, the “Employment Agreement” shall mean the Employment Agreement, dated as of December 30, 2021 and effective as of January 5, 2022, between the Company and the Grantee.
Except for the foregoing, any unvested Shares shall be canceled and forfeited upon a Separation from Service, regardless of the reason (i.e., whether initiated by the Company or the Grantee, and with or without cause).

Exercise After Separation from Service:

Any non-vested portion of the Option expires immediately upon Separation from Service, and any vested portion of the Option remains exercisable for ninety days following the Separation from Service.
IN NO EVENT MAY THE OPTION BE EXERCISED AFTER THE EXPIRATION DATE AS PROVIDED ABOVE.

[Signature page follows]

By signing below, the Grantee agrees that this Non-qualified Stock Option Award is granted under and governed by the terms and conditions of the Employment Agreement, the Plan, this Notice and the Terms.

Lawrence J. Steenvoorden	Chembio Diagnostics, Inc.

By:
Richard L. Eberly
Chief Executive Officer and President

Date:	Date:

2

TERMS AND CONDITIONS OF STOCK OPTION AWARD

1.
Grant of Option. The Non-qualified Stock Option Award (the “Option”) granted by Chembio Diagnostics, Inc. (the “Company”) to the person specified as the Grantee (the “Grantee”) in the Notice of Grant of Non-qualified Stock Option Award (the “Notice”) to which these Terms and Conditions of Stock Option Award (these “Terms”) are attached, is subject to the terms and conditions of the Plan, the Notice and these Terms. The terms and conditions of the Plan are incorporated by reference in their entirety into these Terms (the Plan is available upon request). Together, the Notice and these Terms constitute the “Agreement.” When used in the Agreement, terms defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable). For purposes of the Agreement, any reference to the Company shall include a reference to any Subsidiary.

The Committee has approved an award of the Option to the Grantee with respect to a number of shares of the Company’s Common Stock as set forth in the Notice, conditioned upon the Grantee’s acceptance of the provisions set forth in the Agreement within thirty days after the Agreement is presented to the Grantee for review.

The Option shall be treated as a Non-qualified Stock Option under the Code.

The Company intends that the Option not be considered to provide for the deferral of compensation under Section 409A and that the Agreement shall be so administered and construed. Further, the Company may modify the Plan and the Option to the extent necessary to fulfill this intent.

2.	Exercise of Option.

(a)
The Option shall be exercisable, in whole or in part, during its term in accordance with the Vesting Schedule set out in the Notice and with the applicable provisions of the Plan and the Agreement. No Shares shall be issued pursuant to the exercise of the Option unless the issuance and exercise comply with applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Grantee on the date on which the Option is exercised with respect to such Shares. Until such time as the Option has been duly exercised and Shares have been delivered, the Grantee shall have no rights as a shareholder of the Company and without limitation of the foregoing shall not be entitled to exercise any voting rights with respect to such Shares and shall not be entitled to receive dividends or other distributions with respect thereto. The Board, in its discretion and pursuant to its administrative authority under Section 3.1 of the Plan, or the Committee, in its discretion and pursuant to such authority delegated by the Board, may (i) accelerate vesting of the Option or (ii) extend the applicable exercise period of the Option.

(b)
The Grantee may exercise the Option by delivering an exercise notice in a form approved by the Company (the “Exercise Notice”) that shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate amount of the Exercise Price (as set forth in the Notice) as to all Shares exercised. The Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

3.
Method of Payment. If the Grantee elects to exercise the Option by submitting an Exercise Notice under Section 2(b) of these Terms, the aggregate Exercise Price (as well as any applicable withholding or other taxes) shall be paid by cash or certified check, provided that the Board or the Committee may consent, in its discretion, to payment in any, or a combination, of the following forms:

(a)	cash or certified check;

(b)
a “net exercise” under which the Company reduces the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate Exercise Price and any applicable withholding, or such other consideration received by the Company under a cashless exercise program approved by the Company in connection with the Plan;

(c)
surrender of other shares of Common Stock owned by the Grantee that have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the exercised Shares and any applicable withholding; or

(d)	any other consideration the Board or the Committee deems appropriate and in compliance with applicable law.

4.
Restrictions on Exercise. The Option may not be exercised if the issuance of the Shares upon exercise or the method of payment of consideration for those Shares would constitute a violation of any applicable law, regulation or Company policy.

5.
Non-Transferability of Option. The Option may not be sold, transferred assigned, pledged or otherwise encumbered or disposed of in any manner, otherwise than by will or by the laws of descent or distribution. The Option may be exercised during the lifetime of the Grantee only by the Grantee. The terms of the Plan and the Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Grantee.

6.	Term of Option. The Option may be exercised only within the term set out in the Notice and may be exercised during such term only in accordance with the Plan and the terms of the Agreement.

7.	Withholding.

(a)
Regardless of any action the Company takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items owed by the Grantee is and remains the Grantee’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Option or the subsequent sale of Shares acquired upon exercise; and (ii) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Grantee’s liability for Tax-Related Items.

(b)
Prior to exercise of the Option, the Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company. In this regard, the Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Grantee from the Grantee’s wages or other cash compensation paid to the Grantee by the Company or from proceeds of the sale of the Shares. Alternatively, or in addition, to the extent permissible under applicable law, the Company may (i) sell or arrange for the sale of Shares that the Grantee acquires to meet the withholding obligation for Tax-Related Items and/or (ii) withhold Shares otherwise issuable upon exercise of the Option, provided that the Company only withholds the number of Shares necessary to satisfy the withholding amount (not to exceed maximum statutory rates). Finally, the Grantee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue and deliver Shares upon exercise of the Option if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as described in this Section 7.

8.
Grantee Representations. The Grantee hereby represents to the Company that the Grantee has read decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of the Option. The Grantee releases and holds the Company, and its officers, directors, employees, stockholders and agents, harmless from any loss or claim related to or in any way connected with the tax consequences of the Option, including the treatment of the Option under Section 409A.

9.
Regulatory Limitations on Exercises. Notwithstanding the other provisions of the Agreement, the Board and the Committee severally shall have the discretion to impose such conditions, restrictions and limitations (including suspending the exercise of the Option and the tolling of any applicable exercise period during such suspension) on the issuance of Common Stock with respect to the Option unless and until the Board or the Committee, as the case may be, determines that such issuance complies with (a) any applicable registration requirements under the Securities Act or the Board or the Committee has determined that an exemption therefrom is available, (b) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (c) any applicable Company policy or administrative rules, and (d) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

10.	Miscellaneous.

(a)
Any notice that either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Grantee from time to time; and to the Grantee at the Grantee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Grantee, by notice to the Company, may designate in writing from time to time.

(b)	The waiver by any party hereto of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c)	These Terms, the Notice and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof.

(d)
These Terms shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in these Terms, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(e)
The Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law, provided that the provisions set forth therein and herein that are required to be governed by the Delaware General Corporation Law shall be governed by such law. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Option or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New York and agreed that any related litigation shall be conducted solely in the courts of Suffolk County, New York or the U.S. federal courts for the District of Eastern New York, where the Plan is made and to be performed.

(f)
The headings contained herein are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of these Terms.

(g)
The provisions of the Plan are incorporated in these Terms in their entirety. In the event of any conflict between the provisions of the Notice, these Terms and the Plan, the provisions of the Plan shall control. Further, in the event of any conflict between the provisions of the Agreement and any employment agreement between the parties, the provisions of such employment agreement shall control. The Agreement may be amended at any time by the Board or, to the extent consistent with the Plan, by the Committee, provided that no amendment may, without the consent of the Grantee, materially impair the Grantee’s rights with respect to the Option.

(h)
Nothing in the Agreement shall confer upon the Grantee any right to continue in the employ or Service of the Company or affect the right of the Company to terminate the Grantee’s employment or other Service at any time.

(i)
The Grantee agrees, upon demand of the Company, the Board or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be reasonably required by the Company, the Board or the Committee, as the case may be, to implement the provisions and purposes of the Agreement and the Plan.